Exhibit 5.1

May 1, 2026

Lakewood-Amedex Biotherapeutics Inc.

8031 Cooper Creek Blvd., Unit 103

University Park, Florida 34201

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to Lakewood-Amedex Biotherapeutics Inc. (the “Company”) in connection with the Registration Statement on Form S-1 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 9,647,726 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), for resale from time to time, pursuant to Rule 415 promulgated under the Securities Act by the selling stockholders as defined and listed in the Registration Statement under “Selling Stockholders” (the “Selling Stockholders”). The Shares may be sold by the Selling Stockholders, as set forth in the Registration Statement. This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinion set forth below, we examined and relied upon such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinion, In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

On the basis of the foregoing, we are of the opinion, that the Shares to be sold by the Selling Stockholders have been duly authorized by all necessary corporate action of the Company, and are validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the laws of the State of Nevada and the State of New York. This opinion is limited to the laws in effect as of the date the Registration Statement is declared effective by the Commission and is provided exclusively in connection with the offering contemplated by the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Lucosky Brookman LLP
Lucosky Brookman LLP